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As filed with the Securities and Exchange Commission on May 14, 2003

Registration No. 333-96977

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ILLINOIS RIVER ENERGY, LLC
(Name of small business issuer in its charter)

Delaware	2869	30-0044341
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1201 South Seventh Street, Suite 110
Rochelle, Illinois 61068
(815) 561-0650
(Address and telephone number of principal executive offices)

1201 South Seventh Street, Suite 110
Rochelle, Illinois 61068
(Address of principal place of business or intended principal place of business)

Floyd A. Schultz
President
1201 South Seventh Street, Suite 110
Rochelle, Illinois 61068
(815) 561-0650
(Name, address and telephone number of agent for service)

Copies to:
Michael L. Weaver, Esq.
Cheng S. Lor, Esq.
Lindquist & Vennum P.L.L.P.
4200 IDS Center
Minneapolis, MN 55402
(612) 371-3211

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☒ Registration Statement File No. 333-96977

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Dollar Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A Units, no par value	$45,000,000	$1.00	$45,000,000	$4,140(2)

Class B Units, no par value	(1)	$1.00	(1)	(1)

(1)
The dollar amounts of the respective Class A and Class B Units that may ultimately be sold in the offering are not determinable as of the date of this registration statement. However, the aggregate dollar amount of Class A and Class B Units sold will not exceed $45,000,000.

(2)
Previously paid.

EXPLANATORY NOTE

        This Post-Effective Amendment No. 4 to the Registration Statement on Form SB-2 of Illinois River Energy, LLC (Registration File No. 333-96977) is being filed with the Securities and Exchange Commission pursuant to Rule 462(d) under the Securities Act of 1933, as amended. This Amendment is being filed for the sole purpose of adding Exhibit 1.3.1 (Amendment to Agency Agreement with Northland Securities, Inc.), Exhibit 4.4.1 (Notice of Amendment to Escrow Agreement) and Exhibit 4.5.1 (Revised Form of Confirmation Notice and Election Form) to the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27. Exhibits

Exhibit Number	Exhibit Title
1.1	Agency Agreement with U.S. Bancorp Piper Jaffray, Inc. (incorporated herein by reference to Exhibit 1.1 to the Company's Current Report on Form 8-K filed on January 22, 2003)
1.2	Termination Agreement with U.S. Bancorp Piper Jaffray Inc.(3)
1.3	Agency Agreement with Northland Securities, Inc.(3)
1.3.1	Amendment to Agency Agreement with Northland Securities, Inc.
3.1	Certificate of Formation(1)
3.2	LLC Agreement(1)
4.1	Form of Class A Unit Certificate(3)
4.2	Form of Class B Unit Certificate(3)
4.3	Original Form of Subscription Agreement(3)
4.4	Escrow Agreement, as amended(3)
4.4.1	Notice of Amendment to Escrow Agreement
4.5	Form of Confirmation Notice and Election Form(3)
4.5.1	Revised Form of Confirmation Notice and Election Form
4.6	Revised Form of Subscription Agreement(2)
5.1	Opinion of Lindquist & Vennum P.L.L.P as to certain securities matters(3)
8.1	Opinion of Lindquist & Vennum P.L.L.P as to certain tax matters(3)
10.1	Consulting Agreement with McCabe & Associates, Inc., as amended(3)
10.2	Consulting Agreement with GreenWay Consulting, LLC(3)
10.3	Financial Services Agreement with Northland Securities, Inc.(3)
10.4	Finder's Fee Agreement with Producers Alliance, as amended(3)
10.5	Energy Services Agreement with U.S. Energy Services, Inc., as amended(3)
10.6	Site Acquisition Option Agreement(3)
10.7	Site Acquisition Option Agreement(3)
10.8	Preliminary Design-Build Agreement, as amended(3)
10.9	Letter of Understanding with the City of Rochelle(3)
10.10	Form of Subscription Agreement for Bridge Financing(3)
10.11	Real Estate Exchange Agreement with DP Industrial, LLC(3)
23.1	Consent of Lindquist & Vennum P.L.L.P. (included on exhibits 5.1 and 8.1)
23.2	Consent of Independent Auditors(3)
24.1	Powers of Attorneys(3)

(1)
Included as Appendix A to the prospectus

(2)
Included as Appendix B to the prospectus

(3)
Previously filed

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Rochelle, State of Illinois, on this 13th day of May, 2003.

ILLINOIS RIVER ENERGY, LLC
By:	/s/ FLOYD A. SCHULTZ Floyd A. Schultz President and Manager (Principal Executive Officer)

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

* Jay B. Fillman	Vice President and Manager	May 13, 2003
* Douglas G. Foss	Treasurer and Manager (Principal Financial and Accounting Officer)	May 13, 2003
* Gregory C. Marshall	Secretary and Manager	May 13, 2003
* Bradley A. Riskedal	Manager	May 13, 2003
* Stanley R. Blunier	Manager	May 13, 2003
* Dennis Denton	Manager	May 13, 2003
* Vincent McCabe	Associate Vice President—Chief Operating Officer	May 13, 2003

*By:	/s/ FLOYD A. SCHULTZ Floyd A. Schultz (Attorney-in-Fact)

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.1	Agency Agreement with U.S. Bancorp Piper Jaffray, Inc. (incorporated herein by reference to Exhibit 1.1 to the Company's Current Report on Form 8-K filed on January 22, 2003)
1.2	Termination Agreement with U.S. Bancorp Piper Jaffray Inc.(3)
1.3	Agency Agreement with Northland Securities, Inc.(3)
1.3.1	Amendment to Agency Agreement with Northland Securities, Inc.
3.1	Certificate of Formation(1)
3.2	LLC Agreement(1)
4.1	Form of Class A Unit Certificate(3)
4.2	Form of Class B Unit Certificate(3)
4.3	Original Form of Subscription Agreement(3)
4.4	Escrow Agreement, as amended(3)
4.4.1	Notice of Amendment to Escrow Agreement
4.5	Form of Confirmation Notice and Election Form (3)
4.5.1	Revised Form of Confirmation Notice and Election Form
4.6	Revised Form of Subscription Agreement(2)
5.1	Opinion of Lindquist & Vennum P.L.L.P as to certain securities matters(3)
8.1	Opinion of Lindquist & Vennum P.L.L.P as to certain tax matters(3)
10.1	Consulting Agreement with McCabe & Associates, Inc., as amended(3)
10.2	Consulting Agreement with GreenWay Consulting, LLC(3)
10.3	Financial Services Agreement with Northland Securities, Inc.(3)
10.4	Finder's Fee Agreement with Producers Alliance, as amended(3)
10.5	Energy Services Agreement with U.S. Energy Services, Inc., as amended(3)
10.6	Site Acquisition Option Agreement(3)
10.7	Site Acquisition Option Agreement(3)
10.8	Preliminary Design-Build Agreement, as amended(3)
10.9	Letter of Understanding with the City of Rochelle(3)
10.10	Form of Subscription Agreement for Bridge Financing(3)
10.11	Real Estate Exchange Agreement with DP Industrial, LLC(3)
23.1	Consent of Lindquist & Vennum P.L.L.P. (included on exhibits 5.1 and 8.1)
23.2	Consent of Independent Auditors(3)
24.1	Powers of Attorneys(3)

(1)
Included as Appendix A to the prospectus

(2)
Included as Appendix B to the prospectus

(3)
Previously filed

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 27. Exhibits
SIGNATURES
EXHIBIT INDEX